EXHIBIT 10.2

 ASSET ASSIGNMENT AGREEMENT

This ASSET ASSIGNMENT AGREEMENT (“Agreement”) is entered into as of June 28th , 2017 (the “Effective Date”) by and among Mega Bridge Inc., a Nevada corporation (“MB”), and Richard L. Chang Holding’s, LLC, a Nevada limited liability company (“Holdings LLC”).

WHEREAS, MB is an audited and fully reporting public company incorporated under the laws of the State of Nevada;

WHEREAS, MB desires to acquire certain assets of Holdings LLC, and Holdings LLC desire to assign such assets to MB; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Assignment of Assets.

a. Assignment. Holdings LLC has a 100% ownership interest in United States Utility Patent Application No. 62/420,177 filed on November 10, 2016 (the “Patent Application”), titled “COMPOSITIONS AND METHODS OF USE OF PHORBOL ESTERS FOR THE TREATMENT OF PARKINSON’S DISEASE” and all related intellectual property, inventions and trade secrets, data, and clinical study results, and Holdings LLC owns all indicated intellectual property, inventions and trade secrets, data, and clinical study results thereof worldwide (collectively, with the Patent Application, the “Patent Assets”). Holdings LLC represents and warrants that Richard L. Chang has assigned all rights, title and interest in the Patent Assets to Holdings LLC. MB shall take all steps and pay all costs to timely protect the Patent Assets. Rich Pharmaceuticals, Inc. (“Rich”) has been granted permission by the U.S. Food and Drug Administration (“FDA”) to conduct a clinical trial under an Investigational New Drug Application (“IND”) for 12-O-Tetradecanoyl-phorbol-13-acetate (TPA); RP-323 and Holdings LLC represents that the IND may be utilized to conduct a clinical study in Parkinson’s disease using RP-323. Holdings LLC shall arrange for MB to utilize the IND pursuant to an agreement (the “MB/Rich Agreement”) to be entered into between MB and Rich within sixty (60) days after the date of this Agreement. The MB/Rich Agreement shall provide that the consideration to be paid by MB to Rich for the use of the IND shall be 15,000,000 shares of MB common stock and $100,000, of which 5,000,000 shares will be distributed to the shareholders of Rich.

b. In exchange for the consideration described in Section 2a below, Holdings LLC hereby agrees to assign to MB all of their right, title and interest in and to the Patent Assets and IND to conduct a clinical study in Parkinson’s disease using RP-323, and in and to all rights to apply for continuations, additional applications or foreign patents relating to the Patent Assets and all proceeds of the foregoing, including, without limitation, any claim by Holdings LLC against third parties for past, present, or future infringement of the Patent Assets.

1

c. Further Assurances; Data and Discoveries. Holdings LLC agrees to, and to cause the patent inventor to, cooperate with MB to enable it to enjoy to the fullest extent the right, title and interest herein conveyed in the Patent Assets in the United States and foreign countries. Such cooperation shall include prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, specifications, executing USPTO assignment documents in favor of MB, declarations or other papers, and other assistance all to the extent deemed necessary or desirable by MB (a) for perfecting in the right, title and interest in the Patent Assets; (b) for prosecuting any of the patent applications; (c) for filing and prosecuting substitute, divisional, continuing or additional applications; (d) for filing and prosecuting applications for reissuance of any patents; (e) for interference or other priority proceedings; and (f) for legal proceedings involving the Patent Assets and any applications therefor and any patents granted thereon; provided, however, that the expense incurred by Holdings LLC in providing such cooperation shall be paid for by MB.

d. This Agreement expressly grants to MB all rights in the Patent Assets as fully and entirely as the same would have been held and enjoyed by Holdings LLC. Within thirty (30) days after the Effective Date, Holdings LLC and MB shall enter into an agreement providing for the sharing of data derived from the Patent Assets and the ownership by Holdings LLC of all new discoveries related to the Patent Assets.

e. Recordation. Without limiting the generality of the foregoing, Holdings LLC agrees that within ten days after the Effective Date, it shall execute a Recordation Form Cover Sheet for recording the assignment in the USPTO. To the extent that the patent laws of any country require the recordation or registration of this Agreement to ensure the continued validity and enforceability of the Patent Assets or this Agreement in connection with the assignment, Holdings LLC shall take whatever action is necessary to record or obtain registration of this Agreement, including the filing of all necessary documents.

f. Indemnity. MB shall indemnify and defend Holdings LLC and its members, managers and representatives against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses or expenses incurred or sustained by, or imposed upon, any of them based upon, arising out of, with respect to or by reason of and claims or litigation brought by a third party arising out of or related to the Patent Assets or this Agreement.

g. Assignment of Additional Assets. Within ten (10) days after the date which MB has received a minimum of $1,000,000 in equity financing gross proceeds (not including the amount described in Paragraph 2a (i) below), Holdings LLC shall assign to MB United States Utility Patent Application No. 15/385,862 filed on December 20, 2016 titled “COMPOSITIONS AND METHODS OF USE OF PHORBOL ESTERS FOR THE TREATMENT OF STROKE” and such assets shall be part of the “Patent Assets” and IND described herein.

2. Consideration; Right of Reversion.

a. Consideration. In consideration of the assignment of the Patent Assets and IND by Holdings LLC, MB shall provide the following consideration:

(i)	MB shall have a minimum of $400,000 in its bank account on the Effective Date;

(ii)	MB shall have no liabilities or payables to any third party on the Effective Date, other than the two convertible promissory notes in the principal amount of $100,000 payable to Bakken Development LLC each which are being amended as of the date of this Agreement, and one convertible promissory note in the principal amount of $400,000 payable to Bakken Development LLC which is being executed as of the date of this Agreement;

2

(iii)	MB shall issue the shares of common stock, and reserve shares for issuance under an option plan, in the numbers and to the shareholders as described on Exhibit A attached hereto (such shares to be issued within 10 days after the Effective Date and upon the execution of such agreements as mutually agreed upon between MB and the recipients);

(iv)	MB shall issue warrants of common stock in the numbers and to the warrant holders as described on Exhibit B attached hereto; and

(v)	Holdings LLC shall be issued 2,000,000 restricted, non-convertible, non-dividend paying shares of MB preferred stock with 1000 to 1 voting rights (the “Preferred Stock”) over shares of MB common stock (such shares to be issued within 10 days after the Effective Date). The Preferred Shares Certificate shall be held in Escrow by David Price, Esq., 833l Spring Court, Bethesda, Maryland 20817, Tel: 1202.536.5191, David@TopTier.eu to be released as follows: (a) In the event there IS a Right of Reversion, Holdings shall reissue and deliver the Preferred Shares Certificate to Apica Investments Limited and/or its assignees (b) In the event there is NO Right of Reversion by date set forth in paragraph 2b, the Preferred Shares Certificate shall be returned to Holdings. All voting rights for the Preferred Shares while in escrow shall be granted to Holdings.

b. Right of Reversion. If MB fails to receive a minimum of $1,000,000 in equity financing gross proceeds (not including the amount described in Paragraph 2(i) above) by June 28th , 2018, then upon written notice by Holdings LLC describing such failure, all of the Patent Assets shall be assigned by MB back to Holdings LLC free and clear of any liens, claims, security interests or encumbrances, and MB shall execute any and all requested assignment documents evidencing such assignment, and to provide such cooperation as required of MB described in Section 1 above. The Patent Assets to be assigned back shall include any and all additions, improvements, continuations, derivations, intellectual property, inventions, trade secrets, data, and clinical study results relating to the Patent Assets development during such period. If Holdings LLC exercises the right of reversion set forth in this Paragraph 2b, then Holdings LLC shall assign to Apica Investments Limited and/or its assignees all of the shares of Preferred Stock issued to Holdings as described in Paragraph 2a(iv) above.

c. Management of MB. As of the Effective Date of this Agreement, (i) the sole director of MB shall appoint Dr. McCoy Moretz as the Chief Executive Officer, Chief Medical Officer and Chairman of the Board of Directors of MB, and shall appoint Richard Chang as a director; and (ii) the current sole director and officer of MB shall remain as a Board Member, and CFO until his resignation effective as of June 30, 2017.

3

3. Representations and Warranties.

a. Reciprocal. Each of the parties represents and warrants to the other party that (a) it has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) this Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms, (c) the execution, delivery and performance of the Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to such party’s knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; (d) in connection with the issuance of restricted shares of MB common stock, each party acknowledges that the shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of its, his or her representations made with respect to the investment, and that the shares will be restricted securities within the meaning of the Securities Act and may not be transferred unless registered or an exemption from registration is available; and (e) in connection with the issuance of the shares of MB common stock, each party represents and warrants that it is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act.

b. MB. MB represents and warrants to Holdings LLC that as of the Effective Date, (i) MB has 5,000,000 shares of common stock outstanding; no shares of preferred stock outstanding; and no convertible securities (other than described in 2.a(ii) above), options or warrants are issued are outstanding; and (ii) there is only one officer and director of MB.

c. Holdings LLC. Holdings LLC hereby represents and warrants to MB the following:

(i)	Holdings LLC is the sole and exclusive owner of all rights, title and interest in the Patent Assets;

(ii)	The Patent Assets are free and clear of any liens, license rights (except as set forth in this Agreement), security interests, encumbrances or rights to repurchase;

(iii)	Holdings LLC has not assigned, transferred, licensed, pledged or otherwise encumbered any of the Patent Assets or agreed to do so;

(iv)	Holdings LLC is not aware of any violation, infringement or misappropriation of any third party’s rights (or any claim thereof) concerning the Patent Assets;

(v)	The Patent Assets are properly filed and currently in compliance with formal legal requirements (including, without limitation, payment of filing, examination and governmental taxes and maintenance fees) and enforceable;

(vi)	Holdings LLC is not aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents or patent applications relating to the Patent Assets; and

(vii)	Holdings LLC has paid any annuity, renewal, or administrative fee related to the Patent Assets before the execution of this Agreement.

4. Arbitration. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement, which cannot be settled amicably by the parties, such controversy shall be settled by Arbitration. Both sides shall choose a mutually agreed upon competent jurist from a short list and informal Arbitration shall commence as expeditiously as possible. Either party may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the Arbitrator within 20 miles of Los Angeles, California, and a decision of the matter submitted to the Arbitrator shall be biding and enforceable against all parties in any Court of competent jurisdiction. The prevailing party shall be entitled to all costs and expenses with respect to such arbitration, including reasonable attorneys’ fees. The decision of the Arbitrator shall be final, binding upon all parties hereto and enforceable in any Court of competent jurisdiction. Each party hereto irrevocably waives any objection to the laying of venue of any such Arbitration action or proceeding brought and irrevocably waives any claim that any such action brought has been brought in an inconvenient forum. Each of the parties hereto waives any right to request a trial by jury in any litigation with respect to this agreement and represents that counsel has been consulted specifically as to this waiver. This Agreement shall be governed by and construed under the laws of the State of Nevada.

4

5. Transaction Expenses. The parties agree that each party shall be solely responsible for the payment of all transaction expenses incurred by such party relating to the transactions contemplated in this Agreement.

6. Attorneys’ Fees. In the event either party shall bring any action to enforce or protect any of its rights under this Agreement, the prevailing party shall be entitled to recover, in addition to its damages, its reasonable attorneys’ fees and costs incurred in connection therewith.

7. Execution in Counterparts. This Agreement may be executed in one or more counterparts which may be delivered by facsimile or by email in PDF, each of which shall be considered an original instrument, but all of which shall be considered one and the same Agreement.

8. Binding Agreement. The parties intend for this Agreement to constitute binding, enforceable obligations of the parties.

9. Entire Agreement; Modifications; Miscellaneous. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by each of the parties hereto. This Agreement shall be construed neutrally, without regard to the party responsible for its preparation.

10. Legal Counsel. Each party to this Agreement hereby represents and warrants to the other party that it has its own legal counsel and it has been advised by its legal counsel with respect to the provisions of this Agreement, and that its decision to execute this Agreement is not based on any reliance upon the advice of any other party or legal counsel other than its own legal counsel.

IN WITNESS WHEREOF, the undersigned have caused their authorized representatives to execute this Agreement as of the date first set forth above.

MEGA BRIDGE, INC.

By:
Antonio Treminio, CEO

RICHARD L. CHANG’S HOLDINGS, LLC

By:
Richard L. Chang, Sole Member and Manager

5

[Signature Page to ME/Holdings LLC Assignment Agreement]

6

Exhibit A

	Shareholder to Be Issued Shares Within 2 days after the Effective Date	Shares of Common Stock
Shares of Common Stock outstanding as of Effective Date		5,000,000
	Holdings LLC and/or its assignees	60,000,000
	Officers, Directors, Employees, and/or Consultants as determined by Holdings LLC	28,000,000
	Stock Option Pool (reserved)	22,000,000
	Brighton Capital, Ltd. and/or its assignees	6,000,000
	Rafferty Finance S.A.	5,000,000
	Apica Investments Limited and/or its assignees	15,000,000
	TOTAL TO BE ISSUED	137,000,000

	TOTAL OUTSTANDING	141,000,000

7

Exhibit B

Warrant Holder to Be Issued Warrants Within 10 days after the Effective Date	Warrants
Brighton Capital, Ltd. and/or it assignees	10,000,000
Rafferty Finance S.A.	10,000,000
Apica Investments Limited and/or it assignees	10,000,000
Imagic, LLC and/or his assignees	10,000,000
Dr. McCoy Moretz and/or his assignees	10,000,000
SD Law Group and/or its assignees	10,000,000
TOTAL TO BE ISSUED	60,000,000
TOTAL WARRANTS OUTSTANDING	60,000,000

8